Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
TEAGUE ELECTED CHIEF OPERATING OFFICER
OF ENTERPRISE PRODUCTS PARTNERS
     Houston, Texas (September 27, 2010) — Enterprise Products Partners L.P. (NYSE:EPD) today announced that A.J. “Jim” Teague was elected chief operating officer of Enterprise’s general partner and will be responsible for managing the commercial and operating activities of the partnership. Mr. Teague will continue to serve as an executive vice president and director on the board of the general partner of Enterprise and will continue to report to Michael A. Creel, president and chief executive officer of Enterprise.
     Mr. Teague joined Enterprise in 1999 as executive vice president through the partnership’s acquisition of Shell Oil Company’s midstream energy business in Louisiana and Mississippi. Since that time, Mr. Teague has been responsible for Enterprise’s natural gas liquids (“NGL”) businesses and in 2008 assumed responsibility for all of the commercial activities of all the partnership’s businesses. Prior to joining Enterprise, Mr. Teague was a member of the senior management teams at affiliates of Shell Oil Company, MAPCO Inc. and Dow Chemical Company.
     William Ordemann, executive vice president, will continue to be responsible for the operations, engineering and environmental, health and safety functions for Enterprise. He will report to Mr. Teague. Since joining Enterprise in 1999, Mr. Ordemann has been responsible for asset management and business development in the natural gas processing and NGL businesses and, since 2007, for the operations, engineering and the environmental, health and safety functions. Prior to joining Enterprise, he held numerous managerial positions in the operations, engineering and commercial areas for affiliates of Shell Oil Company.
     These elections are effective September 27, 2010.

     Enterprise Products Partners L.P. is the largest publicly traded energy partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 195 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.
     This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events or developments or transactions that Enterprise expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by Enterprise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635
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